EXHIBIT 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Lockheed Martin Corporation for the registration of its common stock and to the incorporation by reference therein of our reports dated February 14, 2014, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

October 23, 2014